Exhibit 99.4

Li3 Energy, Inc. Announces the Appointment of Kjeld Thygesen, Anthony Hawkshaw, and Douglas Perkins as Directors

•	Press Release
•	Source: Li3 Energy, Inc.
•	On 7:30 am EST, Thursday December 10, 2009

LIMA, Peru, Dec. 10 /PRNewswire-FirstCall/ -- Li3 Energy, Inc. (OTC Bulletin Board: LIEG - News); ("Li3 Energy"), is pleased to announce today that it has appointed Kjeld Thygesen, Anthony Hawkshaw, and Douglas Perkins as members of Li3 Energy's Board of Directors, effective immediately.

Kjeld Thygesen has been a director of Ivanhoe Mines, Ltd. (TSX: IVN - News) since 2001, and has over 30 years experience as a resource analyst and fund manager within the mining industry. In addition, he is also the former Investment Director of Resources Investment Trust PLC. In 1987, Mr. Thygesen became an Executive Director of N M Rothschild & Sons' International Assessment Management after serving as the manager of Rothchild's Commodities and Natural Resource department from 1979. In 1989, He co-founded Lion Resource Management Ltd., a specialist investment manager in the mining and natural resources sector, where he is currently a managing director. Mr. Thygesen previously worked for James Capel & Co. as part of that company's highly rated research team. Mr. Thygesen is a graduate of the University of natal in South Africa.

Anthony Hawkshaw is the current CFO and a director of Rio Alto Mining Limited (TSX.V: RIO), and has been a director of Statesman Resources Ltd (TSX.V: SRR) since 2006. He has over 25 years experience in the mining industry, and has extensive experience arranging debt, equity and convertible debt financings with institutional investors, commercial banks and multilateral lending agencies. Mr. Hawkshaw is the former CFO of Grove Energy Limited (2005-2007), Chariot Resources Limited (2004) and Pan American Silver Corp (1995-2003). Mr. Hawkshaw is a Chartered Accountant and holds a Bachelor Degree in Business Management from the Ryerson University in Toronto.

Doug Perkins has worked for many industrial and geological start-up companies in a number of capacities. During the last two years, he managed geological projects, including all aspects of exploration, in the Yukon, British Columbia, United States, Panama and Peru. Mr. Perkins also has extensive experience on various geological company boards and other businesses and he previously worked for several major mining companies as a consultant geologist. As a business consultant, he has been involved in many diverse businesses ranging from industrial minerals to biofuels. Mr. Perkins received his Bachelor of Science Degree in Geology in 1979 from the University of British Columbia.

"The new members of our Board of Directors will play an essential role in Li3 Energy's future growth strategy. Kjeld's extensive experience in the resource sector, Anthony's financial expertise and resource related experience in Latin America and Doug's technical expertise will be integral components of our success. Our new Directors will complement and strengthen the rest of the Li3 team and will aid us in identifying and acquiring attractive opportunities in our path to becoming a significant worldwide lithium mining company," said Luis Saenz, CEO of Li3 Energy.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina, Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Li3 Energy, including, but not limited to, Li3 Energy's ability to identify corporate acquisition and/or joint venture opportunities in the lithium mining sector in the Americas, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic conditions; political stability; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission.

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